Exhibit 99.1

TRADING PLAN

     This TRADING PLAN, dated as of February 23 2004 (this “Trading Plan”), between Christopher Oddleifson (“Purchaser”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Broker”).

     Purchaser desires to purchase a certain amount of common stock, par value $.01 per share (the “Common Stock”), of Independent Bank Corp. (the “Issuer”), and to engage Broker to effect purchases of shares of the Common Stock in accordance with this Trading Plan. Broker desires to be so engaged.

     Purchaser and Broker hereby agree as follows:

1. Trading Requirements (Amount/Price/Date). Beginning on March 1, 2004 and on the first business day of each month in which the Common Stock is trading on the Nasdaq National Market for eleven months thereafter, Broker shall effect a purchase (each a “Purchase”) of two hundred and fifty (250) shares of Common Stock at the then market price for the Common Stock.

2. Effective Date/Termination. This Trading Plan shall become effective on the date the Trading Plan is entered into and shall terminate upon the earliest of:

     (a) written notice of termination by Purchaser to Broker;

     (b) the death of Purchaser;

     (c) written notice of termination by the Issuer to Broker, if the Issuer determines that any trade contemplated hereunder shall result in a violation of the applicable securities laws or have an adverse effect on the Issuer; or

     (d) February 15, 2005.

3. Modifications. This Trading Plan may be modified by Purchaser, so long as such modification is in writing, made in good faith and not as part of a plan or scheme to evade prohibitions of Rule 10b-5 under the Securities Act of 1934, as amended (the “Exchange Act”), and pre-cleared or acknowledged by the Issuer’s designated legal officer.

4. Market Disruption or Other Disruption. Purchaser understands that Broker may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker or to the relevant market. If any Purchase cannot be executed as required by Section 1 above due to a market disruption, a legal, regulatory or contractual restriction applicable to Broker or any other event, Broker shall effect such Purchase as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.

5. Purchaser Representations and Warranties. Purchaser represents and warrants that:

     (a) Purchaser is not aware at the time of his or her execution hereof of material nonpublic information with respect to the Issuer or any securities of the Issuer (including the Common Stock) and is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.

     (b) Purchaser is currently able to purchase shares of Common Stock in accordance with the Issuer’s insider trading policies and Purchaser has obtained the approval of the Issuer to enter into this Trading Plan.

6. Compliance with the Securities Laws.

     (a) It is the intent of the parties hereto that this Trading Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Trading Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

     (b) Purchaser agrees to make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned have signed this Trading Plan as of the date first written above.

/s/ Christopher Oddleifson

Christopher Oddleifson

/s/ Matthew A. Grossman

Matthew A. Grossman Managing Director Merrill Lynch, Pierce, Fenner & Smith Incorporated 707 E. Main Street Richmond, VA 23218

Acknowledged:

Independent Bank Corp.

By:/s/ Edward H. Seksay
Name: Edward H. Seksay Title: General Counsel

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